LIBERTY STAR GOLD CORP.

2766 N. Country Club Road	TEL: (520) 731-8786
Tucson, Arizona 85716	FAX: (520) 884-1118

October 21, 2004	OTC BB: LBTS
NR 8

FOR IMMEDIATE DISSEMINATION

DRILLING TO BEGIN AT BIG CHUNK

Tucson, Arizona – October 18, 2004 –Liberty Star Gold Corp. (the “Company”), (symbol: LBTS.OB) is pleased to announce continuing significant smooth progress at the Big Chunk Project properties. The properties border the massive Northern Dynasty Pebble Project (TSX.V: NDM; OTCBB: NDMLF) in Southwestern Alaska.

Geologic, geostructural, space imagery, and detailed aeromagnetic studies reported in the companies news release of July 26 has resulted in the identification of 21 anomalies representing potential mineral centers. Over the summer field season approximately 9,303 samples have been collected and analysed by accredited analytical labs for 42 elements.

The Zonge Engineering geophysical crew with equipment for Induced Polarization (IP) electrical surveys (as were used at Pebble) arrived in Liberty Star’s Camp in Iliamna on August 15 and worked through September 15 without a break. The IP surveying method maps disseminated sulphide mineralization, which occurs with ore metal bodies like the adjoining Pebble.

A significant IP anomaly has been defined in the northern portion of the Big Chunk properties. The formal name of White Sox has been given to this target.

White Sox lies about nine miles northwest of the Pebble Deposit within the Big Chunk Caldera boundaries. It is generally north to north-northwest trending at approximate right angles to the trend of the caldera margin in this area and is about one mile wide, three miles long and open to the north, south and east. It is easily large enough to contain a Pebble size mineral zone. The White Sox IP target is interpreted to represent disseminated sulphides adjacent to a strong magnetic high anomaly believed to be a mineral-associated porphyry intrusive. This is the same geophysical environment as the Pebble. Careful ground follow up by Phil St George has revealed fragments of altered copper bearing rocks in soil. This area had previously shown up as a geochemical anomaly and the IP was centered on that anomaly. Further geophysical lines will be added in coming months to determine the full extents of the White Sox target.

Eleven potential drill sites have been located on White Sox. Initial core hole testing of the White Sox target this year will be done with approximately 2,000 feet drilled. The Company is preparing for immediate drilling. Additional drilling will take place in the coming season

Interpretative work on the massive geotechnical database collected in the first 10 months of 2004 will continue throughout the winter months in preparation for an aggressive summer field season in 2005.

ON BEHALF OF THE BOARD OF DIRECTORS

“James A. Briscoe”

James A. Briscoe,
President/Director

The Company currently holds 981 mineral claims, spanning 237 square miles centered 25 miles northwest of the village of Iliamna on the north shore of Lake Iliamna. The Big Chunk claims adjoin Northern Dynasty’s Pebble Project on the North border, forming a large donut shape and adjoining their border to the Southeast.

Forward Looking Statements

This Press Release may contain, in addition, to historical information, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on management's expectations and beliefs, and involve risks and uncertainties. These statements may involve known and unknown risks and uncertainties and other factors that may cause the actual results to be materially different from the results implied herein. Key factors that could cause actual results to differ materially from those described in forward-looking statements are:

(i)	the inability of the Company to obtain additional financing to fund its planned geological exploration program;

(ii)	the inability of the Company’s planned exploration program to identify commercially exploitable mineralization on the Alaska mineral claims;

(iii)	the cost of completion of the Company’s planned exploration program.

Readers are cautioned not to place undue reliance on the forward-looking statements made in this Press Release.